Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Amendment No. 1 to the Registration Statement (Form N-14 No. 333-163870) and related Proxy Statement/Prospectus and Statement of Additional Information of Aston Funds related to the reorganization of Aston Growth Fund into Aston/Montag & Caldwell Growth Fund and Aston Balanced Fund into Aston/Montag & Caldwell Balanced Fund and to the incorporation by reference therein of our report dated December 29, 2009, with respect to the financial statements and financial highlights of Aston/Montag & Caldwell Growth Fund, Aston Growth Fund, Aston/Montag & Caldwell Balanced Fund, and Aston Balanced Fund, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Chicago, Illinois

January 6, 2010